Exhibit 4.1

PHOENIX TREE HOLDINGS LIMITED

Number	Class A Ordinary Shares
—

Incorporated under the laws of the Cayman Islands

Share capital is US$1,000,000 divided into 50,000,000,000 shares, including

49,754,000,000 Class A Ordinary Shares of US$0.00002 par value each and

246,000,000 Class B Ordinary Shares of US$0.00002 par value each

THIS IS TO CERTIFY THAT [ ] is the registered holder of [ ] Class A Shares in the above-named Company subject to the Memorandum and Articles of Association thereof.

EXECUTED on behalf of the said Company on the                day of                 2019 by:

DIRECTOR